Filed under Rule 433
File No. 333-132911

Merrill Lynch & Co., Inc.

R$637,800,000 (US$300,000,000) 10.71% Brazilian Real Notes due March 8th, 2017

Final Term Sheet
Issuer:	Merrill Lynch & Co., Inc.

Expected Ratings:	Aa3/AA-
Type:	SEC Registered Global Offering - Registration Statement No. 333-132911
Ranking:	Senior Unsecured
Principal Amount:	R$637,800,000 (US$300,000,000)
Pricing Date:	March 1st, 2007
Settlement Date:	March 8th, 2007 (T+5)
Maturity Date:	March 8th, 2017
Interest Payment Dates:	Interest will be paid on the Maturity Date and semiannually on March 8th and September 8th of each year, commencing on September 8th, 2007
Benchmark:	Republic of Brazil BRL 12.5% due January 5, 2016
Spot (Px/Yield):	$114.00/10.06%
Spread to Benchmark:	+ 65 basis points (0.65%)
Yield to Maturity:	10.71%
Coupon:	10.71% payable in USD at the applicable BRL/USD exchange rate, as determined by the calculation agent on the applicable Exchange Rate Determination Date
Payment at Stated Maturity:
On the stated maturity date, the holder of each Note will receive the United States dollar equivalent of R$20,000 per R$20,000 principal amount of Notes, at the applicable BRL/USD exchange rate, as determined by the calculation agent on the applicable Exchange Rate Determination Date

Exchange Rate Determination Date:	The 2nd Sao Paulo/New York Business Day prior to the applicable Interest Payment Date or the stated Maturity Date, as applicable
Price to Public:	100%

FX (for Settlement):	2.1260

Day count:	30/360
Minimum Denomination:	Minimum denominations of R$200,000 and integral multiples of R$20,000 in excess thereof
Listing and Admission to Trading:	Admission to UKLA’s Official List and to trading on London Stock Exchange’s regulated market may be completed following settlement.

Cusip:	59022CAP8

ISIN:	US59022CAP86

Underwriter:	Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co-Managers:	Banco Bradesco S.A. Grand Cayman Branch, Banco Itau Europa S.A., Santander Investment Securities, Inc., Banco Votorantim S.A. Nassau Branch, BB Securities Ltd., Unibanco Securities Inc.
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The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively Merrill Lynch, Pierce, Fenner & Smith Incorporated will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-248-3580.